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                                                                   EXHIBIT 10.32


                                   [HORIZON LETTERHEAD]



April 24, 1997



Via Facsimile (410) 226-5551


Mr. Steve Moore
PO Box 316
208 N. Morris St.
Oxford, Maryland 21654



Dear Steve:


I am very pleased to hear from Jim Wassel that you will be joining "Team Horizon." As you know, Marty Sherman is a fan of yours, too, and is certain to share my enthusiasm over your decision. We are anxious for you to become a key player on Team Horizon. You will be the first member of Jim's new cabinet.

I have outlined the essential terms of our agreement for your verification. Please review the following, and if any discrepancies exist between this summary and your understanding, please bring them to my immediate attention:


Position:               Sr. Vice President of Marketing & Communication

Base Salary:            $150,000/year

Bonus Participation:    Up to 50%, based on attainment of personal performance
                        and corporate profit objectives.

Stock: 10,000 shares of Horizon stock will be issued on commencement of employment, subject to a one year vesting period. All shares will be priced according to the NYSE closing price on the date of issue.

Options: You will be issued a total of 150,000 options, to be awarded in three equal installments; on the first, second and third anniversaries of employment. All options will be priced according to the NYSE closing price on the date of award.

Start Date:             May 12, 1997 or earlier.

Vacation:               Three weeks per year, increasing to four on your third
                        anniversary of employment with Horizon.


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Benefits:       Company-paid medical and dental insurance, as outlined in the attached summary.

Relocation:     Company-paid, subject to the terms of the Relocation Policy
                (attached).

This offer is subject to approval by the Horizon Board of Directors.

Yours truly,

/s/ Ronald L. Piasecki
Ronald L. Piasecki
President and CEO

atts. (2)

cc:  C. McWilliams